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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors
Heritage Property Investment Trust, Inc.:



We consent to the use of our report on the consolidated financial statements and financial statement schedule of Heritage Property Investment Trust, Inc., dated January 31, 2002, included herein. That report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES. We also consent to the use of our reports on the financial statements of Heritage Predecessor, dated January 4, 2000, and on the consolidated financial statements of Bradley Real Estate, Inc., dated January 21, 2000, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.



March 12, 2002